Exhibit 99.1

     Penns Woods Bancorp, Inc. Announces 1st Quarter Earnings

     Mr. Ronald A. Walko, President and Chief Executive Officer and Mr. Theodore H. Reich, Chairman Emeritus, announced first quarter 2003 financial results for Penns Woods Bancorp, Inc., parent company of Jersey Shore State Bank.

     Consolidated net earnings for the three months ended
March 31, 2003 were $2,187,000 or $.72 per basic and dilutive share. This represents a 4.29% increase over the same period in 2002 when net earnings were $2,097,000 or $.69 per basic and dilutive share. Operating earnings, excluding net security gains of $66,000, were $2,121,000 for the first three months of 2003 representing a 3.01% or $62,000 over the first quarter in 2002.

     Return on average assets and return on average equity at March 31, 2003 were 1.87% and 13.49%, respectively.

     Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank and has twelve branch offices providing services in Lycoming, Clinton and Centre Counties. Investment and insurance products are also offered through the bank's subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

     Previous press releases and additional information can be obtained from the company's website at www.jssb.com.

THIS INFORMATION IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT.

Williamsport, PA

Contact:  Ronald A. Walko
          (570) 322-1111
          (888) 412-5772 (Toll-Free in Pennsylvania) jssb@jssb.com